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                                                                    Exhibit 21.1

                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

      The following is a list of the subsidiaries of Hudson City Bancorp following the Reorganization:

               Name                       State of Incorporation
      ------------------------            ----------------------

      Hudson City Savings Bank                  New Jersey